EX-99.d.2

Execution Version

SUB-ADVISORY AGREEMENT

AGREEMENT made by and between DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (the “Investment Manager”), and JACKSON SQUARE PARTNERS, LLC, a Delaware limited liability company (the “Sub-Adviser’’).

WITNESSETH:

WHEREAS, each open-end management company listed on Exhibit A is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and each is organized as a statutory trust under the laws of the State of Delaware (each a “Trust” and collectively, the “Trusts”);

WHEREAS, each fund listed on Exhibit A is a series of its respective Trust as indicated on Exhibit A (each a “Fund” and together, the “Funds:”);

WHEREAS, the Investment Manager and the Trusts, on behalf of their respective Funds, have entered into investment management agreements (each an “Investment Management Agreement” and collectively, the “Investment Management Agreements”) whereby the Investment Manager will provide investment advisory services to the Trusts with respect to the Funds;

WHEREAS, the Investment Manager has the authority under the Investment Management Agreements to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trusts with respect to the Funds;

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services; and

WHEREAS, the Boards of Trustees (collectively, the “Board” or the “Trustees”) of the Trusts and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to that portion of the Funds as the Investment Manager shall from time to time allocate to the Sub-Adviser (the “Managed Portion”) in the manner, for the period, and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. (a) The Sub-Adviser will supervise and direct the investments of the assets of the Managed Portion of each Fund in accordance with such Fund’s investment objectives, policies, and restrictions as provided in its Prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), as currently in effect and as amended or supplemented from time to time, and such other limitations as the Funds may impose by notice in writing to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board.

(b) As part of the services it will provide hereunder, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Funds or the Investment Manager to:

(i)	obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Managed Portion or that are under consideration for inclusion in the Managed Portion and invest the Managed Portion in accordance with the Investment Manager’s and the Board’s written direction as more fully set forth herein and as otherwise directed;

(ii)	regularly make decisions as to what securities to purchase and sell on behalf of each Fund with respect to the Managed Portion, effect the purchase and sale of such investments in furtherance of each Fund’s objectives and policies, and furnish the Board with such information and reports regarding the Sub-Adviser’s activities in the performance of its duties and obligations under this Agreement as the Investment Manager reasonably deems appropriate or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trusts may reasonably require in order to comply with applicable international, federal and state laws and regulations and Trust policies and procedures;

(iii)	provide any and all material composite or other performance information, records and supporting documentation about accounts or funds the Sub-Adviser manages, if appropriate, that are relevant to the Managed Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub- Adviser in managing the Managed Portion that may be reasonably necessary, under applicable laws, to allow the Funds or their agent to present information concerning the Sub-Adviser’s prior performance in a Fund’s currently effective Prospectus, as the same may be hereafter modified, amended, and/or supplemented from time to time, and in any permissible reports and materials prepared by the Funds or their agent;

(iv)	provide information as reasonably requested by the Investment Manager or the Board to assist them or their agents in the determination of the fair value of certain portfolio securities held in the Managed Portion when market quotations are not readily available for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board;

(v)	vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations (“Corporate Actions”) with respect to the issuers of securities held in the Managed Portion, provided materials relating to such Corporate Actions have been timely received by the Sub-Adviser, and to submit reports regarding such Corporate Actions, including a copy of any policies regarding such Corporate Actions, in a form reasonably satisfactory to the Investment Manager and the Funds in order to comply with any applicable federal or state reporting requirements;

(vi)	provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their agent in conducting ongoing due diligence and performance monitoring; and

(vii)	maintain all accounts, books, and records with respect to the Managed Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any accounts, books and records that it maintains for the Funds and that are required to be maintained by Rule 31a-l under the 1940 Act. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trusts, and will be surrendered to the Trusts promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records.

(c) The Sub-Adviser shall not consult with any other sub-adviser of a Fund or of any fund that is an “affiliated person” of the Fund concerning transactions for the Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with Rule 12d3-l under the 1940 Act.

(d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of a Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time, that are applicable to the Managed Portion; (ii) provisions of a Trust’s By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time that are applicable to the Managed Portion; (iii) a Fund’s Prospectus; (iv) the 1940 Act and the Advisers Act and the rules under each and all other international, federal and state securities laws or regulations applicable to the Trusts and the Funds; (v) the Trusts’ compliance policies and procedures and other policies and procedures adopted from time to time by the Board applicable to the Managed Portion; and (vi) the written instructions of the Investment Manager.

(e) The Investment Manager agrees to provide the Sub-Adviser with current copies of the documents mentioned in paragraph l(d)(i), (ii), (iii) and (v) above and all changes made to such documents at, or if practicable, before the time such changes become effective, and the Investment Manager acknowledges and agrees that the Sub-Adviser shall not be responsible for compliance with such documents or amendments unless and until they are received by the Sub-Adviser. The Sub-Adviser shall be fully protected in acting upon any proper instructions reasonably believed by it to be genuine and signed or communicated by or on behalf of the Investment Manager or the Funds.

(f) In order to assist the Trusts and the Trusts’ chief compliance officer (the “Trust CCO”) and the Investment Manager and the Investment Manager’s Chief Compliance Officer (the “IM CCO”) in satisfying the requirements contained in Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act, respectively, the Sub-Adviser shall provide to the Trust CCO and/or IM CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”) and its officers and employees, as reasonably requested by the Trust CCO and/or IM CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trusts’ Compliance Procedures in managing the Managed Portion; and (iii) quarterly certifications with respect to Material Compliance Matters (as that term is defined in Rule 38a-1(e)(2) under the 1940 Act) related to the Sub-Adviser’s management of the Managed Portion.

The Sub-Adviser shall promptly provide the Trust CCO and IM CCO with copies and summaries of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the federal securities laws and to prevent violation of the Advisers Act (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO and IM CCO so as to facilitate the Trust CCO’s and IM CCO’s performance of their respective responsibilities under Rule 38a-1 and Rule 206(4)-7, including to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO and IM CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Managed Portion. The Sub-Adviser shall allow the Trust CCO and/or the IM CCO, as reasonably requested from time to time, access to examine and review the Sub-Adviser’s Compliance Procedures and the Sub-Adviser’s adherence thereto. The Sub-Adviser shall provide to the Trust CCO and IM CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Managed Portion; and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Managed Portion. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO and IM CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the federal securities laws, including the conduct and results of our annual review for adequacy and effectiveness.

(g) The Sub-Adviser shall assist the Funds in the preparation of the Trusts’ registration statements, the Prospectuses and SAIs, shareholder reports and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) as may relate to the Managed Portion, and shall provide the Funds with information for use in the Funds’ Regulatory Filings, including, without limitation, information related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. The Sub-Adviser shall provide such certifications regarding the Funds as the Trusts’ officers may reasonably request for purposes of the preparation of any Regulatory Filings.

(h) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized herein or otherwise, have no authority to act for or represent the Trusts, the Funds or the Investment Manager in any way, or in any way be deemed an agent of the Trusts, the Funds or the Investment Manager. Notwithstanding the foregoing, the Sub-Adviser may execute Fund documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with providing advisory services to the Funds.

(i) The Sub-Adviser may perform its services through its employees, officers or agents, and the Investment Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in each Fund’s Prospectus shall perform the portfolio management duties described therein until the Sub-Adviser notifies the Investment Manager that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

(j) The Investment Manager shall provide (or use its best efforts to cause to be provided) timely information to the Sub-Adviser regarding such matters as the cash requirements and cash available for investment in the Managed Portion, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities under this Agreement.

2. (a) Under the terms of each Investment Management Agreement, a Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; transfer agency expenses; pricing service expenses; expenses relating to tax services; brokerage commissions; custodian fees; legal and accounting fees; taxes; interest; federal securities law filing expenses; and federal and state registration fees. The Sub-Adviser shall not be obligated to pay any expenses of the Investment Manager, the Trusts or the Funds unless expressly assumed by the Sub-Adviser pursuant to this Agreement or otherwise agreed to in writing. Any reimbursement of investment management or other fees required by an expense limitation or waiver provision, and any liability arising out of a violation by the Investment Manager of Section 36(b) of the 1940 Act, shall be the sole responsibility of the Investment Manager, provided that nothing herein shall relieve the Sub-Adviser from its own liability under Section 36(b) of the 1940 Act with respect to its duties under this Agreement.

(b) Directors, members, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, members, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trusts, shall not receive any compensation from the Trusts for acting in such dual capacity.

3. (a) The Sub-Adviser will select brokers and dealers to effect all Fund transactions with respect to the Managed Portion subject to the conditions set forth herein. The Sub-Adviser may combine orders for the Managed Portion with orders for other accounts or funds under management. Transactions involving combined orders are allocated in a manner deemed equitable to each account. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Investment Manager from time to time and provided to the Sub-Adviser, and (ii) as described in a Fund’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for a Fund, with respect to the Managed Portion, the Sub-Adviser shall use its best efforts to obtain for the Managed Portion “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b) Subject to the appropriate policies and procedures approved by the Board and provided to the Sub-Adviser in writing, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause the Managed Portion to pay a broker or dealer that provides brokerage or research services to any of the Investment Manager, the Sub-Adviser or the Managed Portion an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage and research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to its clients for which the Investment Manager or the Sub-Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Board or the Investment Manager may direct the Sub-Adviser to effect up to 2 percent of transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that a Trust is required to pay or for which such Trust is required to arrange payment.

(c) Subject to applicable law and regulations, including Section 17(e) of the 1940 Act and Rule 17e-l thereunder, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Managed Portion with brokers or dealers that are affiliated with the Sub-Adviser. Any entity or person associated with the Investment Manager or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by Section 11(a)(1)(H) of the Exchange Act and Rule 11a2-2(T) thereunder.

4. As compensation for the services to be rendered to the Trusts for the benefit of their Funds by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser the fees at the rates provided in Exhibit B attached hereto. The compensation payable to the Sub-Adviser for its services hereunder shall be paid at the end of each calendar quarter (within 30 days of receipt by the Investment Manager of an invoice from the Sub-Adviser) based upon the average daily Fund net assets during the preceding quarter. The fee payable for the quarter shall be accrued daily based on 365/366 year. If this Agreement becomes effective or terminates before the end of any quarter, the sub-advisory fee for the period shall be prorated accordingly.

5. The services to be rendered by the Sub-Adviser to the Trusts for the benefit of the Funds under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

6. (a) Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trusts or to any other investment company, corporation, association, firm or individual.

(b) Neither the Investment Manager, the Trusts nor the Funds shall use the Sub-Adviser’s actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) (or that of any affiliate of the Sub-Adviser, other than that of the Funds, the Trusts, the Investment Manager or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser’s provision of services pursuant to this Agreement or solely because of the Sub-Adviser’s affiliation with the Investment Manager) or otherwise refer to the Sub-Adviser in any materials related to the Trusts or the Funds distributed to third parties, including the Funds’ shareholders, without prior review and written approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trusts and the Funds, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub- Adviser’s actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) in materials related to the Funds.

(c) The Sub-Adviser shall not use the Investment Manager’s name (or that of any affiliate of the Investment Manager, other than that of the Sub-Adviser or any affiliate of the Sub-Adviser that is an affiliate of the Investment Manager solely by reason of the Sub-Adviser’s provision of services pursuant to this Agreement or solely because of the Investment Manager’s affiliation with the Sub-Adviser) or otherwise refer to the Investment Manager in any materials related to the Trusts or the Funds distributed to third parties, including the Funds’ shareholders, without prior review and written approval by the Investment Manager, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) of the Trusts and the Funds, except for the purpose of describing prior clients or prior performance of the Sub-Adviser, as permitted by the Advisers Act or other applicable requirements.

(d) This Section 6 applies solely to materials related to the Funds and the Trusts only, and not to other products or relationships between the Sub-Adviser and the Investment Manager.

7. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trusts on behalf of the Funds, neither the Sub-Adviser nor any of its affiliates nor any of its or their controlling persons, members, officers, directors, employees or agents (collectively, “Sub-Adviser Related Persons”) shall be liable to the Trusts, the Funds, the Investment Manager or any shareholder of a Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Managed Portion or the Funds, or that the Managed Portion or the Funds will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. Subject to the first sentence of this Section 7(a), the Sub-Adviser shall not be responsible for any loss incurred by any reason of any act or omission of any bank, broker, the custodian bank or any administrator or trustee whether appointed on behalf of the Investment Manager, the Funds or the Trusts. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws, ERISA or any rules or regulations adopted under any of those laws.

(b) The Investment Manager shall indemnify Sub-Adviser Related Persons to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees (collectively “Losses”), incurred by the Sub-Adviser or Sub-Adviser Related Persons arising from or in connection with this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of the Investment Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trusts’ Registration Statements, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trusts by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statements or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(c) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively “Investment Manager Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons arising from or in connection with this Agreement or the performance by the Investment Manager or Investment Manager Related Persons of its or their duties hereunder so long as such Losses arise out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trusts’ Registration Statements, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trusts by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statements or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

8. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to a Fund unless it has first been approved with respect to such Fund in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the U.S. Securities and Exchange Commission (the “SEC”) or its staff. This Agreement shall continue in effect with respect to such Fund for a period of two (2) years and may be renewed thereafter with respect to such Fund only so long as such renewal and continuance with respect to such Fund is specifically approved at least annually by the applicable Board or by the vote of a majority of the outstanding voting securities of such Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the applicable Trust who are not parties hereto or “interested persons” of such Trust, its Fund(s), or any party hereto, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be amended only by written agreement of the Investment Manager and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder or any applicable exemptive order.

(c) This Agreement may be terminated with respect to a single Fund or all of the Funds (i) by the Investment Manager at any time, without the payment of a penalty, on 60 days’ written notice to the Sub-Adviser of the Investment Manager’s intention to do so and (ii) by a Trust with respect to a Fund in such Trust at any time, without the payment of a penalty, on 60 days’ written notice to the Sub- Adviser of such Trust’s intention to do so pursuant to action by the applicable Board or pursuant to the vote of a majority of the outstanding voting securities of the applicable Fund. The Sub-Adviser may terminate this Agreement with respect to a single Fund or all of the Funds at any time, without the payment of a penalty, on 60 days’ written notice to the Investment Manager and a Trust or Trusts, as the case may be, of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation arising out of or relating to a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act) or upon the termination of an Investment Management Agreement.

9. Any information and advice furnished by either party to this Agreement to the other party shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained (other than through previous disclosure by the protected party or by a party known by the receiving party to be bound by a confidentiality obligation to the protected party);

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party provides the protected party written notice of such requirement, to the extent such notice is permitted);

(v)	is relevant to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party provides the protected party with sixty (60) days’ written notice of any disclosure if practicable or such lesser amount as may be necessary and provided such notice does not prejudice the receiving party); or

(vi)	has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any “nonpublic personal information” (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers (as such term is defined in Regulation S-P, including any amendments thereto) of the Trusts to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

10. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify a Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations that do not specifically relate to the Managed Portion or the Fund shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-l under the 1940 Act and 204A-1 under the Advisers Act and will provide the Investment Manager and the Board with a copy of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-l, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-l during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-l(c)(l) relating to the approval by the Board of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Trusts and the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Trusts and the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trusts and the Investment Manager of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Investment Manager, or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are the portfolio manager(s) of the Managed Portion prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Funds, if any, arising out of an assignment of this Agreement or change in control of the Sub-Adviser so long as the assignment is not by or with respect to the Investment Manager. In addition, if the Sub-Adviser shall resign on or after September 1, 2018, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a proxy statement and soliciting materials or an information statement, as applicable.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as shall be reasonably necessary in light of its obligations under this Agreement.

11. The Investment Manager will notify the Sub-Adviser of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Sub-Adviser, or change of control of the Investment Manager, as applicable.

12. The Sub-Adviser has implemented policies and procedures designed to prevent the disclosure by the Sub-Adviser, its employees or agents of the Funds’ portfolio holdings to any person or entity other than the Investment Manager, the Trusts’ custodian, or other persons expressly designated by the Investment Manager.

13. This Agreement shall extend to and bind the successors of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.

14. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. All written notices, requests or other communications to any party hereunder shall be given to the following addresses and telecopy numbers, or such other address and telecopy number communicated to the other parties from time to time:

Van Tran
If to the Sub-Adviser:	101 California Street
Suite 3750
San Francisco, CA 94111

If to the Investment Manager or the Funds:	Shawn K. Lytle
2005 Market Street
Philadelphia, PA 19103

16. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act, subject, however to such exemptions as may be granted by the SEC and its staff under the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of June 1, 2016.

JACKSON SQUARE PARTNERS, LLC		DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust

By	/s/ Kevin J. Brown	By	/s/ Richard Salus
Name: Kevin J. Brown		Name: Richard Salus
Title: Manager		Title: Senior Vice President

Agreed to and accepted as of the day and year first above written:

Delaware Investment Funds
listed on Exhibit A

By	/s/ Shawn K. Lytle
Name: Shawn K. Lytle
Title: President

EXHIBIT A
List of Registrants and their respective Series

Delaware Group Adviser Funds
Delaware U.S. Growth Fund

Delaware Group Global and International Funds
Delaware Focus Global Growth Fund

Voyageur Mutual Funds III
Delaware Select Growth Fund

Delaware Pooled Trust
The Focus Smid-Cap Growth Equity Portfolio
The Select 20 Portfolio

Delaware VIP Trust
Delaware VIP® Smid Cap Growth Series
Delaware VIP® U.S. Growth Series

Delaware Group Foundation Funds
Delaware Foundation® Growth Allocation Fund
Delaware Foundation® Moderate Allocation Fund
Delaware Foundation® Conservative Allocation Fund

A-13

EXHIBIT B
FEE SCHEDULE

FUND	INVESTMENT MANAGEMENT FEE	EFFECTIVE DATE
Delaware U.S. Growth Fund	0.325% on first $500 million
0.30% on next $500 million
0.275% on next $1.5 billion
0.25% on assets in excess of $2.5 billion

0.39% on first $500 million
0.36% on next $500 million
0.33% on next $1.5 billion
	0.30% on assets in excess of $2.5 billion	May 16, 2014 – December 31, 2016 January 1, 2017
Delaware Foundation® Conservative Allocation Fund	0.39% on first $500 million 0.36% on next $500 million 0.33% on next $1.5 billion 0.30% on assets in excess of $2.5 billion	June 1, 2016
Delaware Foundation® Growth Allocation Fund	0.39% on first $500 million 0.36% on next $500 million 0.33% on next $1.5 billion 0.30% on assets in excess of $2.5 billion	June 1, 2016
Delaware Foundation® Moderate Allocation Fund	0.39% on first $500 million 0.36% on next $500 million 0.33% on next $1.5 billion 0.30% on assets in excess of $2.5 billion	June 1, 2016
Delaware Focus Global Growth Fund	0.51% on first $500 million 0.48% on next $500 million 0.45% on next $1.5 billion 0.42% on assets in excess of $2.5 billion	June 1, 2016

A-14

FUND	INVESTMENT MANAGEMENT FEE	EFFECTIVE DATE
The Focus Smid-Cap Growth Equity Portfolio	0.45%	June 1, 2016
The Select 20 Portfolio	0.45%	June 1, 2016
Delaware VIP® Smid Cap Growth Series	0.45% on first $500 million 0.42% on next $500 million 0.39% on next $1.5 billion 0.36% on assets in excess of $2.5 billion	June 1, 2016
Delaware VIP® U.S. Growth Series	0.39% on first $500 million 0.36% on next $500 million 0.33% on next $1.5 billion 0.30% on assets in excess of $2.5 billion	June 1, 2016
Delaware Select Growth Fund	0.45% on first $500 million 0.42% on next $500 million 0.39% on next $1.5 billion 0.36% on assets in excess of $2.5 billion	June 1, 2016